Exhibit 4.1

CERTIFICATE OF ELIMINATION OF

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK OF

DESTINATION MATERNITY CORPORATION

Dated as of July 25, 2018

(Pursuant to Section 151 of the

Delaware General Corporation Law)

DESTINATION MATERNITY CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies as follows:

1.

Pursuant to authority vested in the Board of Directors of the Company (the “Board”) by its Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of three hundred thousand (300,000) shares of preferred stock designated as “Series B Junior Participating Preferred Stock” (the “Series B Preferred Stock”) and established the voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof.

2.

On May 14, 1998, the Corporation filed a Certificate of Designation with respect to such Series B Preferred Stock with the Secretary of State of the State of Delaware, as amended on February 11, 2003 (the “Certificate of Designation”).

3.	None of the authorized shares of Series B Preferred Stock is outstanding and none will be issued subject to the Certificate of Designation.

4.	The Board of Directors of the Corporation has adopted the following resolutions on July 25, 2018:

WHEREAS, by resolution of the Board and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on May 14, 1998 and amended on February 11, 2003, the Company authorized the issuance of 300,000 shares of preferred stock designated as “Series B Junior Participating Preferred Stock” (the “Series B Preferred Stock”) and established the voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof;

WHEREAS, as of the date hereof none of the authorized shares of Series B Preferred Stock is outstanding and none will be issued subject to the Certificate of Designation; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders that all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock be eliminated from the Restated Certificate of Incorporation of the Corporation.

NOW, THEREFORE, BE IT:

RESOLVED, that all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock be eliminated from the Restated Certificate of Incorporation of the Corporation; and be it further

RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate of Elimination (the “Certificate of Elimination”) with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions; and be it further

RESOLVED, that any of the officers of the Corporation be, and each of them hereby is, authorized, in the name, and on behalf of the Corporation, to execute and deliver or cause to be executed and delivered any and all other agreements, amendments, certificates, reports, applications, notices, letters or other documents and to do or cause to be done any and all such other acts and things as, in the opinion of any such officer, may be necessary, appropriate or desirable in order to enable the Corporation to fully and promptly carry out the purposes and intent of the foregoing resolutions, and any such action taken or any agreement, amendment, certificate, report, application, notice, letter or other document executed and delivered by them or any of them in connection with any such action will be conclusive evidence of such authority to take, execute and deliver the same.

5.	All matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation of the Corporation.

IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of the Corporation by the undersigned authorized officer as of the date first written above.

/s/ Marla A. Ryan
Name:	Marla A. Ryan
Title:	Chief Executive Officer

[Signature Page to Certificate of Elimination]